                                                                      EXHIBIT 12

                            THE SEAGRAM COMPANY LTD.
                            AND SUBSIDIARY COMPANIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
         (UNITED STATES DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                                           PRO FORMA
                                                                                                      --------------------
                                                     FIVE-MONTH        FISCAL                          FISCAL      NINE
                                  FISCAL YEARS       TRANSITION         YEARS         NINE MONTHS       YEAR      MONTHS
                                     ENDED          PERIOD ENDED        ENDED            ENDED         ENDED       ENDED
                                  JANUARY 31,         JUNE 30,        JUNE 30,         MARCH 31,      JUNE 30,   MARCH 31,
                               ------------------   ------------   ---------------   --------------   --------   ---------
                               1994   1995   1996       1996        1997     1998     1998    1999      1998       1999
                               ----   ----   ----   ------------   ------   ------   ------   -----   --------   ---------
Income (loss) from continuing
  operations, before tax.....  $347   $297   $240       $ (6)      $  726   $1,611   $1,148   $(504)      962       (198)
Add (deduct):
Dividends from equity
  companies..................     2      4     65         46          107       56       49      75        66         75
Fixed charges................   374    432    414        173          376      406      245     442       796        685
Interest capitalized, net of
  amortization...............    --     (1)    (2)        (4)          (2)      (2)      (1)     (1)       (6)        (1)
                               ----   ----   ----       ----       ------   ------   ------   -----    ------      -----
Earnings available for fixed
  charges....................  $723   $732   $717       $209       $1,207   $2,071   $1,441   $  12    $1,818      $ 561
                               ----   ----   ----       ----       ------   ------   ------   -----    ------      -----
Fixed charges:
Interest.....................   351    408    378        151          326      357      207     393       727        618
Portion of rent expense
  deemed to represent
  interest factor............    23     24     36         22           50       49       38      49        69         67
                               ----   ----   ----       ----       ------   ------   ------   -----    ------      -----
Fixed charges................   374    432    414        173          376      406      245     442       796        685
                               ====   ====   ====       ====       ======   ======   ======   =====    ======      =====
Ratio of earnings to fixed
  charges....................  1.93   1.69   1.73       1.21         3.21     5.10     5.88      (a)     2.28         (b)
                               ====   ====   ====       ====       ======   ======   ======   =====    ======      =====

-------------------------

(a): Fixed charges exceeded earnings by $430 million for the nine month period ended March 31, 1999.

(b): Proforma fixed charges exceed pro forma earnings by $124 million for the nine month period ended March 31, 1999.

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